Exhibit (a) 1.2

RUSSELL INVESTMENT COMPANY

AMENDMENT TO MASTER TRUST AGREEMENT

Regarding the Liquidation of Certain Sub-Trusts

AMENDMENT NO. 1 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this 24th day of October, 2008, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees have recommended that the Shareholders of the Flex Equity Fund Sub-Trust adopt an Agreement and Plan of Liquidation, providing for the liquidation of the Flex Equity Fund Sub-Trust, and the implementation of further actions consistent therewith;

WHEREAS, the Trustees propose that such liquidation shall be effective at a date to be set by the officers of the Trust in consideration of the revision of disclosure and other materials relating to such Sub-Trust; and

NOW, THEREFORE, the Trustees hereby the Trustees hereby make the following revisions to the Agreement:

AMENDMENT OF ARTICLE IV

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Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, effective upon the liquidation of the Flex Equity Fund pursuant to an Agreement and Plan of Liquidation approved in accordance with the terms and the conditions of the Agreement, the filing of this Amendment with the appropriate authorities of the Commonwealth of Massachusetts and the State of Washington, Article IV is amended to delete each of the following names “Flex Equity Fund” in each place where such name shall appear.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Thaddas L. Alston	/s/ Kristianne Blake
Thaddas L. Alston	Kristianne Blake

/s/ Daniel P. Connealy	/s/ Jonathan Fine
Daniel P. Connealy	Jonathan Fine

/s/ Greg J. Stark	/s/ Raymond P. Tennison
Greg J. Stark	Raymond P. Tennison

/s/ Jack R. Thompson	/s/ Julie W. Weston
Jack R. Thompson	Julie W. Weston

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